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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE

SHOWSCAN ENTERTAINMENT ANNOUNCES $7 MILLION
PRIVATE PLACEMENT

      Los Angeles, California, August 16, 1995 - Showscan Entertainment Inc. (NASDAQ:SHOW) today announced the consummation of a $7 million private placement of secured debt securities to European financial institutions.

      The transaction will be funded on September 1, 1995 after the satisfaction of certain customary securities settlement conditions. The transaction calls for the issuance of secured convertible notes with a conversion price of $5.75 per share, the closing price on the Nasdaq National Market on August 14, 1995. The notes will be convertible into 1,217,391 shares of Showscan common stock beginning on December 1, 1995. The notes have a four year maturity and an 8 percent interest rate with a semi-annual payment schedule.

      The notes will not be registered under the United States securities laws and may not be offered or sold in the United States absent registration or an applicable exemption therefrom.

      The proceeds of the transaction will be used to fund new owned and operated theatres, as well as for new film production and for general corporate purposes.

      Showscan Entertainment Inc. is an international leader in the production and exhibition of exciting movie-based entertainment attractions shown in large-screen, special format theatres worldwide. The company's simulation and specialty theatres, which utilize the patented Showscan film process, are open or under construction in 21 countries around the world, located in theme parks, motion picture multiplexes, expos, world's fairs, resorts, shopping centers, casinos, museums, and other tourist destinations. Showscan owns and operates its own theatres, and operates others in partnership with leading entertainment companies around the world.
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CONTACTS:
Showscan Entertainment Inc. - Mary Lou Hotsko, 310-558-0150
Stern, Auerbach and Company - Steven D. Stern, 310-442-8414
STERN, AUERBACH AND COMPANY
12121 Wilshire Boulevard - Suite 520
Los Angeles, California 90025
Telephone: 310-442-8414 - Facsimile: 310-442-8411


News Release
STERN, AUERBACH AND COMPANY
12121 Wilshire Boulevard - Suite 520
Los Angeles, California 90025
Telephone: (310) 442-8414